[Torrey International Strategy Partners, LLC Letterhead]

     IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY A NOTIFICATION
                           OF THE FUND'S TENDER OFFER.

                                   May 1, 2008

Dear Torrey International Strategy Partners, LLC Member:

          We are writing to inform you of important dates relating to a tender offer by Torrey International Strategy Partners, LLC (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

          The tender offer period will begin on May 1, 2008 and end at 12:00 a.m. midnight, Eastern Daylight Time, on May 31, 2008. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

          Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than 12:00 a.m. midnight on May 31, 2008. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

          All tenders of Interests must be received by Torrey Associates, LLC, acting in its capacity as the investor support services agent for the Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by 12:00 a.m. midnight on May 31, 2008.

          If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your investment professional or Eileen Spencer of Torrey Associates, LLC at (866) 644-7800.

Sincerely,

Torrey International Strategy Partners, LLC




SK 80350 0166 870061 v2